Exhibit 5.3

[Letterhead of Delta Air Lines]

March 12, 2020

Re:	Delta Air Lines, Inc. 2020-1 Pass Through Trust

Pass Through Certificates, Series 2020-1AA

Pass Through Certificates, Series 2020-1A

Ladies and Gentlemen:

I am Assistant General Counsel of Delta Air Lines, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the issuance and sale today of $795,894,000 face amount of Pass Through Certificates, Series 2020-1AA (the “Class AA Certificates”) and $204,106,000 face amount of Pass Through Certificates, Series 2020-1A (the “Class A Certificates” and, together with the Class AA Certificates, the “Pass Through Certificates”) pursuant to the Underwriting Agreement, dated March 4, 2020 (the “Underwriting Agreement”), among Morgan Stanley & Co. LLC, and Credit Suisse Securities, LLC (USA), as representatives of the several underwriters, and the Company. The Pass Through Certificates have been issued under the Pass Through Trust Agreement (the “Pass Through Trust Agreement”), dated as of November 16, 2000, between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association) (“U.S. Bank Trust”), as pass through trustee for the trust relating to each class of Pass Through Certificates (with respect to the Class AA Certificates, the “Class AA Trustee” and with respect to the Class A Certificates, the “Class A Trustee” and, together, the “Trustee”), as supplemented for the Class AA Certificates by the Trust Supplement 2020-1AA, dated as of March 12, 2020 (the “Class AA Trust Supplement”) and as supplemented for the Class A Certificates by the Trust Supplement 2020-1A, dated as of March 12, 2020 (the “Class A Trust Supplement” and, together with the Class AA Trust Supplement, the “Trust Supplements”). As used herein, (a) the term “Registration Statement means the registration statement on Form S-3 of the Company filed on March 6, 2019 (Registration No. 333-230087) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and (b) the term “Prospectus” means the final prospectus supplement relating to the Pass Through Certificates in the form filed with the SEC pursuant to Rule 424(b) under the 1933 Act on March 4, 2020.

In so acting, I or other counsel under the general supervision of the Chief Legal Officer of the Company have examined the Registration Statement, the Prospectus, the Pass Through

Trust Agreement and the Trust Supplements and have also examined and relied upon the representations and warranties contained therein or made pursuant thereto, and on certificates of officers of the Company and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as in my judgment are necessary or advisable to enable me to render the opinion expressed below. In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate.

Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Pass Through Trust Agreement and the Trust Supplements.

3. The Pass Through Trust Agreement and the Trust Supplements have been duly authorized, validly executed and delivered by the Company.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting these laws, and the federal laws of the United States, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expressed herein.

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Pass Through Certificates, Hughes Hubbard & Reed LLP may receive a copy of this letter and rely on the opinions set forth herein.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and the reference to my name under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Alan T. Rosselot

Alan T. Rosselot
Assistant General Counsel
Delta Air Lines, Inc.

[Signature Page to Opinion of Alan T. Rosselot, Esq.]